Sharecare announces fourth quarter and full year 2023 financial results and operational highlights

ATLANTA – March 28, 2024 – Sharecare (Nasdaq: SHCR), the digital health company that helps people manage all their health in one place, today announced financial results for the quarter and year ended December 31, 2023.

"In my first three months as CEO, I have been increasingly impressed by Sharecare's ability to innovate, and I believe that the breadth and depth of assets that the company has assembled over the years gives us everything we need to be successful,” said Brent Layton, CEO of Sharecare. “In addition to the strength of our core business that serves self-insured employers and health plans as well as health systems and life sciences companies, I am particularly encouraged by the momentum we are experiencing in Medicaid, Medicare, and the Exchange, value-based care, and reinsurance as our team actively expands our field of play, bringing long-term growth and sustainability to Sharecare’s business.”

Fourth Quarter 2023 Financial Results
All comparisons, unless otherwise noted, are to the three months ended December 31, 2022.
•Revenue of $105.3 million compared to $123.3 million, a decrease of $18.0 million, or 15%. There was a $14.2 million negative impact to revenue due to the elimination of nonperforming disputed contracts with a client in the fourth quarter of 2023.
•Net loss attributable to Sharecare of $34.2 million compared to net loss attributable to Sharecare of $24.1 million, an increase of $10.1 million. Net loss in the fourth quarter of 2023 included $11.6 million in non-cash stock compensation; $1.4 million in non-operating, non-recurring costs; $5.7 million of reorganizational and severance costs; and $3.5 million of other non-cash or non-operational expense. Excluding these items, the adjusted net loss was $12.0 million in the current quarter.
•Adjusted EBITDA of $3.0 million, which includes a $6.2 million negative impact to adjusted EBITDA from a non-cash contract asset impairment charge that was recorded as part of the $14.2 million impact to revenue discussed above, compared to $2.5 million, an increase of $0.5 million.
•Net loss per share of $0.10 compared to $0.07, an increase to net loss per share of $0.03.
•Adjusted net loss per share of $0.03 compared to $0.02, an increase to adjusted net loss per share of $0.01 which excludes the impact of non-cash and non-operational income and expenses.

Full Year Financial Results
All comparisons, unless otherwise noted, are to the twelve months ended December 31, 2022.
•Revenue of $445.3 million compared to $442.4 million, an increase of $2.9 million, or 1%. There was a $14.2 million negative impact to revenue due to the elimination of nonperforming disputed contracts with a client in the fourth quarter of 2023.
•Net loss attributable to Sharecare of $128.5 million compared to net loss attributable to Sharecare of $118.7 million, an increase to net loss of $9.8 million. Net loss attributable to Sharecare during 2023 included $46.9 million in non-cash stock compensation; $5.9 million in non-operating, non-recurring costs; $32.0 million in reorganizational and severance costs; and $9.5 million of other non-cash or non-operational income. Excluding these items, the adjusted net loss was $34.2 million in the current year.
•Adjusted EBITDA of $16.5 million, which includes a $6.2 million negative impact to adjusted EBITDA from a non-cash contract asset impairment charge that was recorded as part of the $14.2 million impact to revenue discussed above,compared to $5.8 million, an increase of $10.7 million which is largely a result of our cost optimization and globalization efforts.
•Net loss per share of $0.36 compared to $0.34 an increase to net loss per share of $0.02 which reflects the aforementioned items impacting net loss.
•Adjusted net loss per share of $0.10 compared to $0.09, an increase to adjusted net loss per share of $0.01 which excludes the impact of non-cash and non-operational income and expenses.

“We ended the year in a strong financial position with a solid balance sheet, over $182 million in available cash, and successful execution of our year-end goal of delivering positive cash flow during the fourth quarter,” said Justin Ferrero, president and chief financial officer of Sharecare. “We are confident that our 2023 investments in new product innovation and our cost optimization and globalization efforts – enabling $30 million in annualized cost savings – position us to deliver strong, long-term bottom-line results. And due in large part to the significant impact Brent has already made in his short tenure as CEO, we are well on our way to diversifying with a more reliable and profitable customer base.”

Strategic Review
Sharecare’s special committee of independent members of the Board of Directors, supported by legal and financial advisors, are continuing to actively evaluate multiple proposals for a potential sale transaction as well as developing alternative value-creation opportunities. The special committee is dedicated to being methodical in their review with the goal to maximize shareholder value. Sharecare will communicate the board's decision at the conclusion of the review process.

Board of Directors Appointment
Additionally, the company has appointed former Xerox executive Nicole Torraco to its Board of Directors as well as the previously referenced special committee. Further strengthening Sharecare’s commitment to effective governance and strategic direction, Torraco has extensive public company experience holding key executive roles in finance, M&A, and investment management over the last 25 years. Currently with K&B Global Consulting and a member of the Board of Directors of Pagaya Technologies, Ltd., she previously was the President of FITTLE, the financing arm of Xerox Corporation, which she grew into a global specialty finance business. She also served on Xerox’s Executive Committee and Enterprise Risk Management Committee and was a Director on the Board of Xerox Financial Services LLC. Prior to leading FITTLE, Torraco served as Xerox’s Chief Strategy and M&A Officer.

Financial Outlook
Given the strategic review process is ongoing, among other factors, the Company will not provide financial guidance for the quarter ending March 31, 2024, or fiscal year 2024, at this time.

Layton added, “When we do provide guidance, we will articulate a clear and predictable path for long-term growth and profitability.”

No definitive decisions have been reached regarding the strategic review and there is no assurance if or when a transaction may occur. The Company does not intend to comment further until it determines that additional disclosure is appropriate or necessary.

Conference Call
The Company will host a conference call to review the fourth quarter and full-year fiscal 2023 results today, Thursday, March 28, 2024, at 4:30 p.m. EDT. The call can be accessed by dialing (833) 636-1352 for U.S. participants or (412) 902-4148 for international participants, and referencing the Sharecare earnings call; or via live audio webcast, available online at https://investors.sharecare.com/. A webcast replay of the call will be available for on-demand listening at the same link and will remain available for approximately 90 days.

Non-GAAP Financial Measures
In addition to our financial results determined in accordance with U.S. GAAP, we believe the non-GAAP measures adjusted EBITDA, adjusted net loss, and adjusted loss per share are useful in evaluating our operating performance. We use adjusted EBITDA, adjusted net loss, and adjusted loss per share to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. In particular, we believe that the use of these non-GAAP measures is helpful to our investors as these metrics are used by management in assessing the health of our business and our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures.

The calculations and reconciliations of historical adjusted EBITDA, adjusted net loss, and adjusted loss per share to net loss, the most directly comparable financial measure stated in accordance with GAAP, are provided below and in the accompanying financial tables. Investors are encouraged to review the reconciliations and not to rely on any single financial measure to evaluate our business.

We have not reconciled adjusted EBITDA guidance to net loss because we do not provide guidance for net loss or for items that we do not consider indicative of our ongoing performance, including, but not limited to, the impact of significant non-recurring items, as certain of these items are out of our control and/or cannot be reasonably predicted. Accordingly, reconciliations of adjusted EBITDA guidance to the corresponding U.S. GAAP measures are not available without unreasonable effort.

Adjusted EBITDA
We calculate adjusted EBITDA as net loss adjusted to exclude (i) depreciation and amortization, (ii) interest income, (iii) interest expense, (iv) income tax (benefit) expense, (v) other (income) expense (non-operating), (vi) share-based compensation, (vii) warrants issued with revenue contracts, (viii) amortization of non-cash payment for research and development, (ix) non-operating, non-recurring costs, (x) reorganizational and severance costs, and (xi) acquisition-related costs. We do not view the items excluded as representative of normal, recurring, cash operating expenses necessary to operate the Company’s lines of business and services.

Non-operating, non-recurring costs for the three months ended December 31, 2023 primarily include costs related to legal matters. Non-operating, non-recurring costs for the twelve months ended December 31, 2023 include costs of our ERP system implementation, costs of contractual obligations associated with a financially distressed vendor, and costs related to legal matters. The ERP and legal matter costs are recorded in general and administrative operating expense and the financially distressed vendor costs are recorded in cost of revenue in the Consolidated Statements of Operations and Comprehensive Loss for each respective period presented.

Legal matter costs include attorney fees associated with a dispute that arose from a prior acquisition and attorney fees associated with the submission of an unsolicited acquisition offer. These matters have unique facts and circumstance that are not directly related to our operations. We do not consider these costs to be normal, recurring, cash operating expenses necessary to operate our business.

The ERP implementation is viewed as a transformational undertaking due to the extensive scope and inherent change management involved to transition to a new single-solution ERP system from the disparate legacy systems. These costs consist of internal and third-party costs of the ERP implementation and do not include capitalized costs, depreciation and/or amortization, or costs to support or maintain software applications or systems once they are in productive use. The ERP system is fully implemented, and such costs are not expected to recur in the foreseeable future. We do not consider these costs to be normal, recurring, cash operating expenses necessary to operate our business.

Financially distressed vendor costs include financial support from us to a vendor in response to the vendor’s financial difficulties, which absent such support would have resulted in an interruption of our service to our customers. Because we are committed to providing uninterrupted service to our customers, and to minimizing the risk of such a disruption, we made additional, advance payments to the vendor beyond those that were due to the vendor in association with services procured from the vendor. We ceased procuring services from the vendor in Q2 2023 and subsequent to that period no further amounts were paid. Because the costs of the additional payments made to the vendor were incremental to the costs incurred by us to deliver service to our customers, we do not consider them to be normal, recurring, cash operating expenses necessary to operate our business.

Reorganizational and severance costs are a component of our Globalization Efforts and Cost Savings as described in Key Factors and Trends Affecting our Operating Performance. These costs are due to efforts to globalize and centralize our workforce and will be fully operational during the first half of 2024. We have never had a global shared service center and view this undertaking as outside the scope of normal operations. Costs include salary, benefits, equity and bonus compensation, and other employee costs for those who were identified to be terminated or those working on the transformational efforts. These costs were recorded in sales and marketing, product and technology, and general and administrative operating expenses in the Consolidated Statements of Operations and Comprehensive Loss for the periods presented, based on the employee’s respective job function. Because these costs are part of a specific and unprecedented initiative, we do not consider these expenses to be normal, recurring, cash operating expenses necessary to operate our business.

Certain prior period adjusted EBITDA add-back amounts have been reclassified to new add-back line items in order to conform to the current period presentation and to more accurately describe the nature of the amounts year-over-year. These reclassifications had no effect on the previously reported adjusted EBITDA totals.

In conformance with the SEC’s clarified guidance around – and recent focus on – non-GAAP financial measures, our adjusted EBITDA now includes costs related to an exited contract, abandoned leases, and certain staff reorganization expenses, all of which were previously disclosed but excluded from our historical adjusted EBITDA calculations and guidance. Further details can be found below in footnote (d) in the reconciliation table for adjusted EBITDA.

Adjusted Net Loss
We calculate adjusted net loss as net loss attributable to Sharecare, Inc. adjusted to exclude (i) amortization of acquired intangibles, (ii) amortization of deferred financing fees, (iii) change in fair value of warrant liability and contingent consideration, (iv) share-based compensation, (v) warrants issued with revenue contracts, (vi) amortization of non-cash payment for research and development, (vii) non-operating, non-recurring costs, (viii) reorganizational and severance costs, and (ix) acquisition-related costs. We do not view the items excluded as representative of normal, recurring, cash operating expenses necessary to operate the Company’s lines of business and services.

Adjusted Loss Per Share
We calculate adjusted lost per share as adjusted net loss, as defined above, divided by the number of weighted average common shares outstanding - basic and diluted.

About Sharecare
Sharecare is a leading digital healthcare company that helps people access, navigate and unify resources to improve their health and well-being in one place, regardless of where they are in their health journey. Our comprehensive and data-driven interoperable ecosystem is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by enabling positive behavior change. Driven by our philosophy that we are “all together better,” at Sharecare, we are committed to supporting each individual through the lens of their personal health and ensuring high-quality care is more accessible and affordable for everyone. To learn more, visit www.sharecare.com.

Important Notice Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “outlook,” “target,” “reflect,” “on track,” “foresees,” “future,” “may,” “deliver,” “will,” “shall,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms, other comparable terminology (although not all forward-looking statements contain these words), or by discussions of strategy, plans, or intentions. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.

Forward-looking statements in this press release include, but are not limited to, statements regarding the strategic review, our long-term strategy and positioning, growth, globalization and other strategic cost optimization initiatives and the corresponding benefits, including long-term growth, margin improvement and cash flow improvements, and partnerships or other relationships with third parties or customers, in each case on our future growth objectives and statements regarding our future results and outlook.

We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results. For example, the Company’s Financial Outlook assumes business currently under contract and satisfaction by our customers of their contractual obligations under those agreements, which is not within the Company’s control. If a customer fails to satisfy its contractual obligations, actual revenue and Adjusted EBITDA could be negatively impacted. Descriptions of some of the other factors that could cause actual results to differ materially from these forward-looking statements are discussed in more detail in our filings with the U.S. Securities and Exchange Commission (the "SEC"), including the Risk Factors section of the Company's Annual Report on Form 10-K. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

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Investor Relations:
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SHARECARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
Revenue	$105,276	$123,262	$445,251	$442,415
Costs and operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	59,338	73,241	254,545	238,293
Sales and marketing	13,562	15,172	57,420	55,870
Product and technology	16,934	16,290	70,046	70,527
General and administrative	33,267	33,770	138,008	171,811
Depreciation and amortization	17,629	12,425	61,207	45,256
Total costs and operating expenses	140,730	150,898	581,226	581,757
Loss from operations	(35,454)	(27,636)	(135,975)	(139,342)

Other income (expense):
Interest income	1,435	1,417	6,296	1,867
Interest expense	(365)	(852)	(1,760)	(2,431)
Other income	133	2,925	1,218	20,215
Total other income	1,203	3,490	5,754	19,651
Loss before income tax benefit (expense)	(34,251)	(24,146)	(130,221)	(119,691)
Income tax benefit (expense)	262	(59)	209	206
Net loss	(33,989)	(24,205)	(130,012)	(119,485)
Net income (loss) attributable to non-controlling interest in subsidiaries	256	(81)	(1,514)	(778)
Net loss attributable to Sharecare, Inc.	$(34,245)	$(24,124)	$(128,498)	$(118,707)

Net earnings (loss) per share attributable to common stockholders:
Basic	$(0.10)	$(0.07)	$(0.36)	$(0.34)
Diluted	$(0.10)	$(0.07)	$(0.36)	$(0.34)

Weighted-average common shares outstanding:
Basic	351,519,172	350,688,872	352,076,785	348,103,491
Diluted	351,519,172	350,688,872	352,076,785	348,103,491

SHARECARE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$128,187	$182,508
Accounts receivable, net (net of allowance for doubtful accounts of $8,544 and $7,197, respectively)	128,173	116,877
Other receivables	2,262	4,114
Prepaid expenses	6,007	12,612
Other current assets	3,178	4,515
Total current assets	267,807	320,626
Property and equipment, net	3,375	5,082
Other long-term assets	13,863	20,362
Intangible assets, net	136,552	163,114
Goodwill	192,037	191,817
Total assets	$613,634	$701,001
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$45,388	$8,838
Accrued expenses and other current liabilities	65,706	81,627
Deferred revenue	5,517	9,032
Contract liabilities, current	—	1,535
Total current liabilities	116,611	101,032
Warrant liabilities	403	2,441
Long-term debt	519	—
Other long-term liabilities	8,032	16,723
Total liabilities	125,565	120,196
Commitments and contingencies
Series A redeemable convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized; 5,000,000 shares issued and outstanding, aggregate liquidation preference of $50,000 as of December 31, 2023 and 2022	58,205	58,205
Stockholders’ equity:
Common stock, $0.0001 par value; 600,000,000 and 600,000,000 shares authorized; 353,430,357 and 354,463,620 shares issued and outstanding as of December 31, 2023 and 2022, respectively	35	35
Additional paid-in capital	1,157,737	1,120,024
Accumulated other comprehensive loss	(2,263)	(2,794)
Accumulated deficit	(725,373)	(595,820)
Total Sharecare, Inc. stockholders’ equity	430,136	521,445
Noncontrolling interest in subsidiaries	(272)	1,155
Total stockholders’ equity	429,864	522,600
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$613,634	$701,001

SHARECARE, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net loss	$(33,989)	$(24,205)	$(130,012)	$(119,485)
Add:
Depreciation and amortization	17,629	12,425	61,207	45,256
Interest income	(1,435)	(1,417)	(6,296)	(1,867)
Interest expense	365	852	1,760	2,431
Income tax (benefit) expense	(262)	59	(209)	(206)
Other income	(133)	(2,925)	(1,218)	(20,215)
Share-based compensation	11,623	8,009	46,945	69,628
Warrants issued with revenue contracts	—	14	38	62
Amortization of non-cash payment for research and development	1,191	1,190	4,762	2,460
Non-operating, non-recurring costs(a)	1,437	3,512	5,852	11,113
Reorganizational and severance costs(b)	5,730	3,921	31,995	10,789
Acquisition-related costs	828	1,088	1,653	5,832
Adjusted EBITDA(c)(d)	$2,984	$2,523	$16,477	$5,798

(a)	For the year ended December 31, 2023, primarily represents costs related to legal matters of $1.9 million, the ERP implementation of $1.0 million, and contractual obligations of $0.9 million. For the year ended December 31, 2022, primarily represents costs related to legal matters of $3.5 million, new business opportunities of $2.6 million, and the ERP implementation of $1.5 million.
(b)	For the year ended December 31, 2023, primarily represents costs related to globalizing the Company's workforce of $26.8 million and severance of $5.2 million. For the year ended December 31, 2022, primarily represents costs related to globalizing the Company's workforce of $9.6 million and severance of $1.2 million.
(c)	Includes non-cash amortization associated with contract liabilities recorded in connection with acquired businesses.
(d)	Effective September 30, 2023, we no longer exclude costs associated with exiting a contract, lease terminations, and indirect globalization employee costs from our computation of Adjusted EBITDA. For the year ended December 31, 2022, these costs totaled $3.8 million, $4.7 million, and $1.5 million, respectively. Adjusted EBITDA for 2022 has been recast to conform to the current period computation methodology.

SHARECARE, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) ATTRIBUTABLE TO SHARECARE TO ADJUSTED NET LOSS AND ADJUSTED LOSS PER SHARE
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net loss attributable to Sharecare, Inc.	$(34,245)	$(24,124)	$(128,498)	$(118,707)
Add:
Amortization of acquired intangibles(a)	1,632	1,631	6,529	6,526
Amortization of deferred financing fees	—	71	31	280
Change in fair value of warrant liability and contingent consideration	(175)	(2,727)	(3,521)	(18,492)
Share-based compensation	11,623	8,009	46,945	69,628
Warrants issued with revenue contracts	—	14	38	62
Amortization of non-cash payment for research and development	1,191	1,190	4,762	2,460
Non-operating, non-recurring costs(b)	1,437	3,512	5,852	11,113
Reorganizational and severance costs(c)	5,730	3,921	31,995	10,789
Acquisition-related costs	828	1,088	1,653	5,832
Adjusted net loss(d)(e)	$(11,979)	$(7,415)	$(34,214)	$(30,509)

Weighted-average common shares outstanding, basic and diluted	351,519,172	350,688,872	352,076,785	348,103,491

Adjusted loss per share, basic and diluted	$(0.03)	$(0.02)	$(0.10)	$(0.09)

(a)	Represents non-cash expenses related to the amortization of intangibles in connection with acquired businesses.
(b)	For the year ended December 31, 2023, primarily represents costs related to legal matters of $1.9 million, the ERP implementation of $1.0 million, and contractual obligations of $0.9 million. For the year ended December 31, 2022, primarily represents costs related to legal matters of $3.5 million, new business opportunities of $2.6 million, and the ERP implementation of $1.5 million.
(c)	For the year ended December 31, 2023, primarily represents costs related to globalizing the Company's workforce of $26.8 million and severance of $5.2 million. For the year ended December 31, 2022, primarily represents costs related to globalizing the Company's workforce of $9.6 million and severance of $1.2 million.
(d)	The income tax effect of the Company’s non-GAAP reconciling items are offset by valuation allowance adjustments of the same amount given the Company is in a full valuation allowance position.
(e)	Effective September 30, 2023, we no longer exclude costs associated with exiting a contract, lease terminations, and indirect globalization employee costs from our computation of Adjusted Loss. For the year ended December 31, 2022, these costs totaled $3.8 million, $4.7 million, and $1.5 million, respectively. Adjusted Loss for 2022 has been recast to conform to the current period computation methodology.